Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective as of January 1, 2023 (“Effective Date”), is between MVB Financial Corp., a West Virginia corporation (“MVB”), SPE PR, LLC, a Puerto Rican Domestic Limited Liability Company for Profit (“MVB-PR”), and Larry Mazza (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive and Employer are parties to that certain Executive Employment Agreement, dated March 1, 2021 (the “Existing Employment Agreement”), which provided for the Executive to serve as President and Chief Executive Officer of Employer and MVB Bank, Inc.;

WHEREAS, on January 27, 2022, Employer announced that Executive would serve exclusively as Chief Executive Officer of MVB and MVB Bank, Inc.;

WHEREAS, on the date of this Agreement, Executive will serve as Manager of MVB-PR; and

WHEREAS, MVB and Executive desire to amend and restate the Existing Employment Agreement to reflect Executive’s current role with MVB, MVB-PR and MVB Bank, Inc. and to make such other modifications as MVB and Executive agree.

NOWTHEREFORE, the parties agree as follows:

1.Employment. MVB and MVB-PR (each an “Employer”) hereby co-employ Executive, and Executive hereby accepts employment, upon the terms and conditions set forth in this Agreement. Executive’s principal place of performance of his duties hereunder shall be at his home-based office in Puerto Rico, but Executive will also perform work from time to time at MVB’s headquarters or other offices, along with engaging in other reasonable travel on behalf of the MVB and its affiliates. Further, MVB reserves the right upon at least 90 days advance notice to Executive to change Executive’s principal place of performance from Puerto Rico to MVB’s West Virginia headquarters.

2.Term. The term of this Agreement and Executive’s employment hereunder begins on the Effective Date and shall continue until the third anniversary thereof unless earlier terminated in the manner established in this Agreement. This Agreement shall be automatically renewed for successive one (1) year periods following the expiration of the original term, unless MVB or Executive give written notice of non-renewal to the other party at least sixty (60) days prior to the expiration of the original term or applicable renewal term. In such case, the termination date shall be the third anniversary of the Effective Date, or if applicable, the expiration of the one-year renewal term, unless prior thereto Executive’s employment is terminated pursuant to Paragraph 6 (a)-(d), hereunder. In the event of any termination of Executive’s employment pursuant to the terms of Paragraph 6(a)-(d), the Term shall be deemed to have ended as of the applicable termination date.

3.Duties. Executive shall serve as Chief Executive Officer of MVB Financial Corp. and of MVB Bank, Inc., and as Manager of MVB-PR, and shall perform and have all of the duties and responsibilities of such positions, along with such other duties as may be assigned by the Board or its designee from time to time. Executive acknowledges that the duties assigned to Executive may be revised from time to time based on the business needs of either Employer and its subsidiaries and affiliates (collectively, the “Employer Group”). Executive shall be familiar with and comply with all applicable laws and regulations governing Employer Group’s business and shall comply with the policies and procedures established by Employer Group as the same may be modified from time to time. Executive shall be subject to performance guidelines and requirements established by Employer Group, as the same may be modified from time to time. Executive shall devote full business time and best efforts at all times to the business and affairs of the Employers and their affiliates; provided, however, that it shall not be a violation of this provision to (i) devote reasonable periods of time to charitable, community, industry or professional activities, or (ii) manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement or conflict with any of the provisions of this Agreement.

4.Change of Duties. Executive acknowledges that the duties assigned to Executive may be revised from time to time based on the business needs of Employer Group. However, Employer acknowledges that Executive’s duties and responsibilities will be commensurate in material respects to Executive’s position hereunder unless otherwise agreed by Executive.

5.Compensation and Benefits. In exchange for Executive’s full-time services hereunder, Executive shall receive the following compensation and benefits:

(a)Executive will be paid by MVB-PR an initial annualized base salary hereunder of $850,000.00. Executive’s base salary may be increased annually or as changes to Executive’s position or duties may occur, but shall not be reduced unless such reduction is part of a proportionate reduction in base salaries for all of MVB’s executives taken as a whole. Such base salary is payable in accordance with Employer’s general payroll practices.

(b)Executive is eligible to participate in MVB’s executive incentive compensation plans as may be in effect from time to time, all as appropriate for Executive’s positions and as approved by MVB’s Board of Directors. Except as otherwise provided in this Agreement, Executive must be employed on December 31 of a given year to qualify for the incentive compensation opportunity and in order to receive any incentive compensation for that calendar year; provided, however, if Executive is terminated without Cause or by Executive with Good Cause prior to December 31, Executive will receive a Pro-rated Bonus, as defined in Paragraph 6(b).

(c)Executive is entitled to participate in any and all other benefit plans that MVB now and hereafter makes available generally to its employees in which Executive is eligible to participate, in accordance with the terms and conditions of such plans and applicable law, as they may be modified from time to time.

(d)Executive is entitled to reimbursement for normal and reasonable business expenses in accordance with Employer’s policies on expense reimbursement applicable to comparable executives in effect as of the date the expense is incurred, and as may be amended from time to time. All reimbursements will be paid generally within 45 days of submission and in any event no later than the first quarter of the calendar year immediately following the calendar year in which they were incurred.

6.Termination of Employment; Termination Payments. Employment of Executive under this Agreement and this Agreement may be terminated for any of the following reasons:

(a)By MVB for Cause. Executive’s employment and this Agreement may be terminated immediately on the determination by the MVB Board of Directors (the “Board”), which determination the Board shall exercise in its good faith discretion, that a “Cause” event has occurred, defined as i) commission by Executive of a felony, misappropriation, embezzlement, or intentional fraud; ii) knowing violation by Executive of any law or regulation applicable to the business of the Employer Group; iii) material insubordination by Executive with respect to lawful and ethical instructions from the Board; iv) violation by Executive of any material covenant or obligation under this Agreement; and/or v) material violation or breach of any applicable Employer Group policy or procedure, after written notice to Executive and a fourteen (14) day opportunity to cure, and/or to present evidence to be considered by the Board. Executive shall not be entitled to any termination or severance payment(s) in the event of termination pursuant to this Paragraph 6(a). On termination pursuant to this Paragraph 6(a), Employer shall only be obligated to pay Executive’s base salary for employment up to the date of termination, and payment of any accrued benefits owing to Executive pursuant to applicable law.

(b)By MVB without Cause, by Executive for Good Reason, or as the result of MVB’s Notice of Nonrenewal. Executive’s employment with MVB may be terminated without Cause by MVB upon thirty (30) days’ written notice to the Executive, or by Executive for Good Reason at any time upon written notice to MVB and a fourteen (14) day opportunity to cure, if curable, and/or to present evidence to be considered by Executive, which determination the Executive shall exercise in his good faith discretion, or as the result of MVB’s notice of nonrenewal as set forth in Paragraph 2. A “Good Reason” event shall mean without Executive’s written consent, the following occurrences: i) a material diminution of Executive’s position, authority, duties or responsibilities for MVB in effect on the date of this Agreement or as increased during the course of Executive’s employment but expressly excluding any position, authority, duties or responsibilities for MVB-PR; ii) a decrease in the base salary or incentive compensation opportunities for Executive in effect on the date of this Agreement or as increased during the course of Executive’s employment (regardless of the payor entity); or iii) a change in the geographic location at which Executive must perform the services rendered hereunder which is more than fifty (50) miles from Executive’s West Virginia headquarters, excluding relocation to the West Virginia headquarters from Puerto Rico. In order to qualify as a Good Reason termination based on i), ii) or iii), Executive must resign employment in writing with MVB and any affiliates within ten (10) days of the expiration of the cure period, if applicable.

On termination pursuant to this Paragraph 6(b), Executive shall receive the ratable portion of the Executive’s base salary for the period through and including the effective date of termination plus any accrued benefits or other compensation owing to Executive pursuant to applicable plan or law. In addition, Executive shall receive a severance payment equal to twenty-four (24) months of Executive’s salary (such salary being equal to Executive’s annual base salary at the time of termination) and a payment for any annual incentive compensation earned for the fiscal year in which the termination occurs, pro-rated for the days of the calendar year worked by Executive (Pro-rated Bonus) (collectively, “Severance Compensation”). Executive shall receive any accrued, unused paid vacation balance at the time of termination. In addition, Executive’s non-performance-based equity awards scheduled to vest within the subsequent twelve (12) month period from the date of termination will immediately vest and, as applicable, shall be exercisable until ninety (90) days from the Employee’s date of termination. For any Performance Share Units (“PSUs”) that are scheduled to vest within the subsequent twelve (12) month period from the date of termination, the PSUs will remain outstanding and eligible to vest per the terms of the award (collectively with other vested equity, “Severance Equity”). For clarity, if any PSUs were scheduled to vest within the twelve (12) month period, but the calculation of performance criteria, including any measurements and goals tracking, takes place after the expiration of the twelve (12) month period, then those PSUs would remain eligible to vest per the terms of the award. Any equity awards, including PSUs, not deemed eligible to vest as outlined above, will be forfeited as of the date of termination. Executive must execute and not revoke a release of claims requested by Employer, in the form substantially similar to Exhibit A as updated or amended for legal compliance, no later than 21 days following the effective date of termination, or as otherwise required by law, (the “Release”), substantially in the form of Attachment A, and continue to comply with all post‑employment covenants under this Agreement in order to qualify and receive the Severance Compensation and the Severance Equity. The Severance Compensation shall be paid on Executive’s regular payroll dates commencing within sixty (60) days following Executive’s date of termination, provided that if such sixty (60) day period spans two (2) calendar years Executive shall not have the right to designate the calendar year in which Severance Compensation payments commence. The Pro-rated Bonus, if due, shall be paid at the same time other eligible executives receive such payments following the applicable fiscal year.

(c)Change-in-Control Termination. Further, should MVB terminate Executive’s employment with MVB without Cause or should Executive terminate his employment with MVB for Good Reason within the one‑year period following the occurrence of a Change in Control (or within the 3 months immediately preceding such Change in Control) (a “Change-in-Control Termination”), in addition to the Severance Compensation, Executive shall receive additional Change-in-Control compensation equal to 0.5 times the amount of the Severance Compensation (“Change-in-Control Compensation”). In addition, all of Executive’s equity awards issued and immediately outstanding prior to the date of Change-in-Control Termination shall immediately vest and as applicable, shall be exercisable at any time during the original term of the equity awards. Executive must execute a Release, substantially in the form of Attachment

A, and continue to comply with all post-employment covenants under this Agreement in order to qualify and receive the Change-in-Control Compensation. The Change‑in‑Control Compensation shall be paid on Executive’s regular payroll dates that coincide with the payment of Executive’s Severance Compensation.

For purposes of this Agreement, a “Change in Control” means any of the following: (A) any consolidation or merger of MVB pursuant to which the stockholders of MVB immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of MVB other than any sale, lease, exchange or other transfer to any company where MVB owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (C) the sale or exchange, whether in a single transaction or series of related transactions, by the stockholders of MVB of more than 50% of the voting stock of MVB, such that the stockholders do not, whether directly or indirectly, have beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of MVB.

(d)Death or Permanent Disability. If Executive dies, or is unable, due to illness or injury, to fully perform his duties hereunder for a period of six (6) consecutive months, this Agreement shall terminate as of the date of death or as of the final day of the six (6) consecutive month period, as applicable. On termination pursuant to this Paragraph 6(d), Executive shall receive the ratable portion of Executive’s salary for the period through and including the effective date of the termination of this Agreement, a Pro-rated Bonus, plus any accrued benefits or other compensation owing to Executive pursuant to applicable plan or law. In addition, all of Executive’s equity awards immediately outstanding prior to the date of termination shall immediately vest and, as applicable, may be exercisable until one year from the termination of this Agreement.

(e)By Executive without Good Reason or as the result of Executive’s Notice of Nonrenewal. Executive’s employment with and this Agreement may be terminated at any time without Good Reason by the Executive upon sixty (60) days’ prior written notice to MVB, or as the result of Executive’s notice of nonrenewal as set forth in Paragraph 2. On termination pursuant to this Paragraph 6(b), Executive shall receive the ratable portion of the Executive’s base salary for the period through and including the effective date of termination plus any accrued benefits or other compensation owing to Executive pursuant to applicable plan or law.

(f)MVB’s Termination of Executive’s employment with MVB-PR only, with or without Cause. Executive’s employment with MVB-PR may be terminated with or without Cause by MVB at any time upon written notice to the Executive, without payment of any severance or related benefits.

Upon termination of this Agreement or Executive’s employment with MVB for any reason, Executive shall be deemed to have resigned as an employee, officer, director (and any committees thereof) and manager of either Employer and any affiliates of Employer, and Executive agrees to take any actions required to affect the same. The parties shall have no further rights or obligations under this Agreement, except as otherwise provided for herein (including, without limitation, under Paragraphs 6, 8-13) and except to the extent accruing prior to the effective date of such termination. Whether any benefits or equity-related grants are considered accrued or vested shall be exclusively determined in accordance with the separate plan documents governing such benefits and/or applicable individual Executive award agreement(s).

7.Conflict of Interest. Executive agrees that during employment, he will notify the Chair of the MVB Board thirty (30) days prior to engaging in, either directly or indirectly, any situation (a “Conflict of Interest”) in which an individual uses his or her position with either Employer for personal enrichment through access to confidential information; has a financial interest in a transaction with the Employer Group which could affect judgment or otherwise interfere with his or her duties and responsibilities to Employer Group, by making it difficult to objectively, effectively, and efficiently perform work or discharge responsibilities for either Employer; or misuses his positions in a way that results in personal gain to him. Executive further agrees to provide the same notice to MVB of any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest. Once notice is received, MVB will follow its standard procedure to determine if the Conflict of Interest is allowable or restricted.

8.Indemnification. Employer shall fully indemnify and hold harmless Executive, including all attorneys’ fees and costs, from any and all liability as a result of Executive’s employment and service to Employer in any capacity. Employer shall carry an appropriate Directors and Officers insurance policy. In the event the Executive is named individually in any threatened or actual litigation, the Employer shall pay for Executive to have separate counsel if desired by Executive, and shall pay all expenses associated with separate counsel, including all reasonable fees and costs. During Executive’s employment, no settlement shall be agreed upon where Executive is individually named without the agreement of Executive, which agreement shall not be unreasonably withheld.

9.Confidential Information.

(a)Executive understands and agrees that during the course of Executive’s employment with either Employer, Executive will come to know confidential information regarding Employer Group, including business, financial, customer, client, supplier and other information, which Employer Group holds in confidence (individually and collectively, “Confidential Information”). Executive will not, whether during employment or at any time thereafter, use, divulge, disclose or distribute any Confidential Information to any person except in the performance of Executive’s duties hereunder. For purposes of this Agreement, “Confidential Information” does not include information that (i) is available to or known by the public other than as a result of disclosure by Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than Employer Group, or (iii) is required to be disclosed by law, including, without limitation, oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process.

(b)U.S. Defend Trade Secrets Act Notice of Immunity: The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c)Nothing contained in this Agreement shall be construed so as to violate any law or as to require Executive to violate any law, or to refuse to respond to a valid and enforceable subpoena or to a court order compelling Executive to testify, or otherwise cooperate or participate in any government investigation. If Executive is subject to any legal process that compels Executive to provide testimony or documents about any matter involving Employer Group or to disclose Confidential Information, Executive will promptly notify MVB sufficiently in advance so that it may seek a protective order or other appropriate relief. However, nothing in this Agreement prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Executive from exercising any legally protected whistleblower rights, without notice to or consent from either Employer.

10.Third Party Agreements. Executive agrees that Executive shall not disclose to Employer Group or induce Employer Group to use any secret or confidential information belonging to Executive’s former employers. Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for either Employer and/or to disclose to Employer Group any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with either Employer.

11.Inventions; Work Made for Hire. During employment, Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, writing or other material or design that: (A) relates to the business of Employer Group, or (B) relates to Employer Group’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for either Employer or Employer Group, Executive will assign to MVB the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using any of the Employer Group’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of Employer Group, or (y) relates to Employer Group’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for Employer Group.

Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with either Employer shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to MVB. The item will recognize Employer as the copyright owner, will contain all proper copyright notices, and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

12.Return of Employer’s Property. Immediately on the termination of Executive’s employment, and at any time during Executive’s employment upon request of MVB, Executive will return to MVB all property of Employer Group (individually and collectively, “Company Property”). Company Property includes, without limitation: (a) all materials containing Confidential Information (including all copies, summaries or distillations thereof); (b) all electronic equipment, codes, notes, memoranda or data made available or furnished to Executive by Employer Group (including all copies, summaries or distillations thereof), whether or not they contain Confidential Information; (c) all notes, memoranda or data created by Executive during Executive’s employment, whether or not they contain Confidential Information; and (d) all other materials containing any information pertaining to Employer Group’s business, or any of its employees, clients, consultants, or business associates, that were acquired by Executive in the course of employment with either Employer.

13.Non-Competition; Non-Solicitation; Non-Interference.

(a)Non-Competition. Executive hereby agrees that, during the Restricted Period, other than in the performance of duties hereunder or with written consent of MVB, Executive will not directly or indirectly, individually or as an employee, joint venturer, partner, agent or independent contractor of any other person, within the Restricted Territory provide services similar to those performed by Executive for any member of the Employer Group to, or otherwise engage in, a Competing Business. “Competing Business” means any business in which the Employer Group is engaged. “Restricted Territory” means any U.S. territory, state or city in which Employer Group does business. “Restricted Period” means during employment and for the 12-month period directly following the termination of Executive’s employment for any reason, voluntary or involuntary.

(b)Non-Solicitation; Non-Interference. Executive hereby agrees that, during the Restricted Period and during any period that Executive is receiving Severance Compensation or Change-in-Control Compensation, other than in the performance of duties hereunder, Executive will not:

(i) directly or indirectly, solicit business from any person, firm, corporation or other entity which was a client, customer or supplier of Employer Group during the term of this Agreement, or from any successor-in-interest of any such person, firm, corporation or other entity, for the purpose of securing business or contracts related to the business of Employer Group;

(ii) engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by Employer Group during the Restricted Period, or otherwise seek to influence or alter any such person’s relationship with Employer Group; or

(iii) solicit or encourage any present or future client, customer or supplier of Employer Group to terminate or otherwise alter his, her or its relationship with Employer Group.

(c)Executive acknowledges that the provisions of this Paragraph 13 are necessary for the protection of the confidential information and good will of Employer Group, and that they are reasonable and will not cause Executive undue economic hardship. Further, Executive agrees that a breach by Executive of this Paragraph 13 will cause irreparable harm to Employer Group for which injunctive relief is appropriate. Executive further agrees that MVB may setoff, discontinue or withhold any and all Severance Compensation and Change-in-Control Compensation payments due under this Agreement while Executive’s breach of Paragraphs 9, 11, 12 or 13 continues.

14.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by a reputable overnight carrier, with a copy by email, in the case of Executive, to Executive and counsel for Executive, and in the case of Employer, to Employer and counsel for Employer. The overnight notice shall be sent in the case of Executive at the most recent address maintained by MVB in its personnel records, and in the case of either Employer to the Chief Administrative Officer of MVB at the headquarters of MVB.

15.Dispute Resolution. The parties shall abide by the following dispute resolution procedures, which are the exclusive means of resolving disputes relating to this Agreement including the Release or Executive’s employment by either Employer or its subsidiaries or affiliates:

(a)If any claim, dispute, or controversy concerning this Agreement, the breach of this Agreement or Executive’s employment is not resolved by the parties within thirty (30) days after written notice of such dispute is delivered by one party to the other party, then the parties agree to participate in a mediation conducted by a mediator agreed upon by the parties.

(b)Except for injunctive or equitable actions as permitted under Paragraph 16, any claim, dispute, or controversy concerning this Agreement or the breach of this Agreement or Executive’s employment that is not resolved by mediation shall upon election of any party be resolved exclusively by binding arbitration conducted by the American Arbitration Association (“AAA”) (or another individual or entity agreed upon by the parties) in Morgantown, West Virginia (or some other location on which the parties may agree) in accordance with the Employment Arbitration Rules of the AAA, (see https://www.adr.org/Rules) instead of the court system and judgment upon the award rendered by the panel may be entered in any court having jurisdiction. The arbitrator, in his/her discretion may permit discovery in accordance with the AAA Employment Arbitration Rules. The arbitrator shall have the authority to award all relief requested except injunctive relief. In addition, the arbitrator shall award reasonable attorneys’ fees and costs to the substantially prevailing party. The following claims are excluded from arbitration: (1) claims under an employee benefit or pension plan that either (i) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (ii) is underwritten by a commercial insurer which decides claims; (2) claims that, as a matter of applicable law cannot be arbitrated, or that are not preempted by the Federal Arbitration Act, and the parties cannot agree to arbitrate.

16.Injunctive Relief. Any party may seek injunctive or other equitable relief in a state or federal court located in Monongalia County, West Virginia, to enforce or prevent the other party from breaching obligations under Paragraphs 8-13. Resort by any party to such injunctive or other equitable relief is not construed as a waiver of any rights a party may have for damages or otherwise. Executive agrees that the state and federal courts located in the County of Monongalia, West Virginia shall have exclusive jurisdiction in any permitted court action, suit or proceeding hereunder or as relates to Executive’s employment and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

17.Code Section 409A. To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by MVB as in effect on the date of termination of Executive’s employment) (a “specified employee”), any payments or benefits that are considered non-qualified deferred compensation subject to Code Section 409A payable under this Agreement on account of a “separation from service” during the six (6) month period immediately following the separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Code Section 409A or, if earlier, upon Executive’s death. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. References to termination of employment and similar terms in Paragraph 6 of this Agreement shall mean a “separation from service” within the meaning of Code Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are considered non-qualified deferred compensation subject to Code Section 409A, except as permitted by Code Section

409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

18.Code Section 280G.

(a)Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the “Excise Tax”) to the extent applicable; provided, however, that any payment or benefit received or to be received by Executive (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with either Employer or Employer Group (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code (to the extent applicable), shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the “net after‑tax benefit” received by Executive shall exceed the “net after-tax benefit” that would be received by Executive if no such reduction was made.

(b)The “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in clause (b)(i) above.

(c)All determinations under this Paragraph 18 will be made by an actuarial firm, accounting firm, law firm, or consulting firm experienced and generally recognized in 280G matters (the “280G Firm”) that is chosen by MVB prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the applicability of Section 280G to this case and the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the 280G Firm shall be paid solely by MVB or its successor. MVB will direct the 280G Firm to submit any determination it makes under this Paragraph 18 and detailed supporting calculations to both Executive and MVB as soon as reasonably practicable.

(d)If the 280G Firm determines that one or more reductions are required under this Paragraph 18, such Payments shall be reduced in the order that would provide

Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Section 280G of the Code and Code Section 409A, designated by Executive, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and MVB shall pay such reduced amount to Executive. Executive shall at any time have the unilateral right to elect to forfeit any equity award in whole or in part.

(e)As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Paragraph 18, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against MVB or Executive, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to MVB, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to MVB unless, and then only to the extent that, the deemed loan and payment would either (i) reduce the amount on which Executive is subject to Excise Tax under Section 4999 of the Code or (ii) generate a refund of Excise Tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and MVB of that determination, and MVB will promptly pay the amount of that Underpayment to Executive without interest.

(f)The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm, in connection with the preparation and issuance of the determinations and calculations contemplated by this Paragraph 18. For purposes of making the calculations required by this Paragraph 18, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

18.Entire Agreement. This Agreement constitutes and references the entire Agreement between the parties and shall supersede all prior agreements, equity award plans, and/or understandings, both written and oral, among the parties with respect to the subject matter hereof, except that any restrictive covenants contained in any other agreements between the parties are not affected and shall stand separate and apart from those contained in this Agreement. For the avoidance of doubt, the parties agree that this Agreement shall restate, supersede and replace any employment agreement between the parties or affiliates, including but not limited to the Existing Employment Agreement. This Agreement may not be changed or amended except by an instrument in writing to be executed by each of the parties hereto.

19.Severability. If any provision hereof, or any portion of any provision hereof, is held to be invalid, illegal or unenforceable, all other provisions shall remain in force and effect as if such invalid, illegal or unenforceable provision or portion thereof had not been included herein. If any provision or portion of any provision of this Agreement is so broad as to be unenforceable, such provision or a portion thereof shall be interpreted to be only so broad as is enforceable.

20.Headings. The headings contained in this Agreement are included for convenience or reference only and shall have no effect on the construction, meaning or interpretation of this Agreement.

21.Governing Law. The laws of the State of West Virginia shall govern the interpretation and enforcement of this Agreement without regard to conflicts-of-laws principles.

22.Waiver of Breach. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that or any other provision. No requirement of this Agreement may be waived except by the party adversely affected.

23.Binding Effect and Assignability. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives. MVB may assign this Agreement to an affiliate or successor entity with ten (10) days prior written notice to Executive. MVB shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of either Employer and/or the MVB Bank, expressly and unconditionally to assume and agree to perform the respective Employer’s obligations under this Agreement, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. Failure of any successor or assignee of MVB, whether pursuant to a Change in Control or otherwise, to assume the Agreement shall be deemed to be a material breach of this Agreement, triggering the payments referenced under Paragraph 6(b) and if applicable, 6(c) and (d). Upon such assignment, references to “Employer” shall automatically include such successor or assignee. This Agreement requires the personal services of Executive and may not be assigned by Executive.

24.Withholding Either Employer may withhold from any amounts payable under this Agreement such Federal, state, local, Puerto Rico or foreign taxes as shall be required to withhold and/or report pursuant to any applicable law or regulation.

25.Amendments. Any amendments or modifications to this Agreement must be in writing and signed by the parties.

26.Force Majeure. Neither party will be liable for failure or delay to perform obligations under this Agreement, which have become practicably impossible because of circumstances beyond the reasonable control of the applicable party, including but not limited to, war, strikes, riots, crime, epidemic, pandemic, terrorism, natural disaster or act of God.

    The Parties have executed this Agreement as of the date first written above.

MVB FINANCIAL CORP.

By: /s/ W. Marston “Marty” Becker

Its: Chair, Compensation Committee

SPE PR, LLC

By: /s/ Donald Robinson

Its: President

EXECUTIVE

Name printed: Larry Mazza

Signature: /s/ Larry Mazza

Exhibit A

Form of Release of Claims

In accordance with the Employment Agreement (the “Employment Agreement”) effective as of January 1, 2023 by and between me and MVB Financial Corp. and SPE PR, LLC (collectively with their affiliates referred to as “MVB” or the “Company” herein), I understand that I am not entitled to any Severance Compensation thereunder if I do not sign this Release and return it to the Company on or before [Date to be inserted by the Company at the time of termination, which shall not exceed forty-five (45) days from the Termination Date] pursuant to the terms set forth herein or if I revoke this Agreement as set forth in Section 3 below. Unless otherwise expressly defined herein, the terms defined in the Employment Agreement shall have the same meanings whenever used in this Amendment. [REMAINING BLANKS TO BE COMPLETED BY THE COMPANY AT THE TIME OF RELEASE EXECUTION].

Section 1.    General Release and Knowing Waiver of Claims. For and in consideration of the Severance Payments and any other benefits I am eligible to receive from the Company, I, on my own behalf and on behalf of my heirs, successors, representatives and assigns (collectively referred to as “Releasor”), hereby release and forever discharge the Company, and their respective members, shareholders, predecessors, successors, affiliates, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasees”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter may have against Releasees from the beginning of the world to the date of this Release (“Claims”), to the extent relating to any of the following:

(a) all such Claims directly or indirectly arising out of or in any way connected with my employment with the Company Group or the termination of that employment;

(b) all such Claims related to salary, bonuses, commissions, stock options, profits interests, or any other equity incentive awards in the Company Group, vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation;
(c) any Claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Consolidated Omnibus Budget Reconciliation Act of 1985, all as amended, the anti-retaliation provisions of any federal or state statute, including state workers’ compensation statutes, and any other applicable state or local statutes, including the [Relevant State Statutes to be inserted at time of termination based on residence]; and

(d) any Claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, constructive discharge,

discrimination, harassment, fraud, retaliation defamation, intentional tort, emotional distress and negligence.

Notwithstanding the foregoing, nothing herein releases or waives (i) my rights to receive my non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by the Company, , or any other benefit or equity-related entitlements that are vested as of my date of termination pursuant to the written terms and conditions of a Company-sponsored benefit plan, existing stock option grant and agreement, or other governing Company plan documents, (ii) any Claim which cannot be waived as a matter of law, including state workers’ compensation benefits; (iii) my ability to apply for unemployment benefits, (iv) my right to file an administrative charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or other administrative agency, although I waive any right to monetary relief related to such a charge or complaint, (v) any Claim regarding continued healthcare coverage pursuant to COBRA, (vi) any right to defense and indemnification pursuant to the Company’s certificate or articles of incorporation, association or organization, charter, By-Laws, operating agreement or other constituent documents or under applicable law, or any directors and officers insurance policy maintained at any time by the Company Group.

Also, Releasor does not release any claims against Releasee that may arise after this Release has become effective.

Section 2.    Representation by Counsel and Review Period. I have been advised to consult independent legal counsel before signing this Release, and I hereby represent that I have executed this Release after having the opportunity to consult independent counsel, and after considering the terms of this Release for twenty-one (21) days (although I may choose to voluntarily execute this Release earlier). I further represent and warrant that I have read this Release carefully, that I have discussed it or have had reasonable opportunity to discuss it with my counsel, that I fully understand its terms, and that I am signing it voluntarily and of my own free will.

Section 3.    Right to Revoke Release. This Release shall not become effective until the eighth day following the date on which I have executed it, provided that I have not revoked it, and I may at any time prior to that effective date revoke this Release by delivering written notice of revocation to the Chief Administrative Officer of MVB at [Insert contact information at time of termination].

Section 4.    Consideration for Release. I acknowledge that the consideration for this Release is consideration to which I would not otherwise be entitled and is in lieu of any rights or claims that I may have with respect to any other remuneration from the Company.

Section 5.    Representations Concerning Filing of Legal Actions. I represent that, as of the date of this Release, I have not filed, in respect of any of the Claims released pursuant to Section 1 hereof, any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Releasees in any court or with any governmental agency. Further, I specifically represent, warrant, and confirm that I have neither engaged in, nor failed to report any, unlawful conduct relating to the business of the Company Group .

Notwithstanding the foregoing, nothing in this Release prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict me from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company.

Section 6.    Return of Property; Continuation Obligations and Nondisparagement. I represent and warrant that I have returned to MVB all Company Property in accordance with Paragraph 12 of my Employment Agreement. I also represent that I have submitted all business expenses for reimbursement. I further represent that I have provided to MVB all passwords to MVB computer systems or devices that I used. I acknowledge and agree that I remain subject to the covenants contained in Paragraphs 9 through 13 of the Employment Agreement, each of which survive the termination of my employment, and any covenants contained in separate agreements relating to equity-based compensation.

I agree to cooperate and provide reasonable assistance and prompt responses as requested by the Company regarding transition or other issues relating to my employment. I further agree to refrain from making or encouraging, directly or indirectly, any publication, oral or written, of a disparaging, defamatory, or otherwise derogatory nature to any third party, including but not limited to employees or business partners, pertaining to MVB and/or Releasees.

Section 7.    Amendment of Release. This Release may not be amended or modified except by a writing signed by the Chairman of the Board of Directors or his/her authorized delegate, on behalf of the Company, and me.

Section 8.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to principles of conflicts of laws that would require application of any other law.

Section 9.    Neutral Interpretation. This Release shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Release.

Section 10.    Headings. The various headings in this Release are inserted for convenience only and are not part of the Release.

Dated: This ____ day of _________________, 20___.

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